EXHIBIT 99.1

OraLabs Holding Corp. Announces Notification from NASDAQ

    PARKER, Colo.--(BUSINESS WIRE)--March 10, 2006--OraLabs Holding Corp. (NASDAQ: OLAB) announced today that it received notification from the NASDAQ Listing Qualifications Department that as a result of the resignation on February 14, 2006, of a member of the Company's Board of Directors who was serving as a member of the Company's Audit Committee, the Company does not comply with NASDAQ's Audit Committee requirements as set forth in NASDAQ's Marketplace Rule 4350. The Rule requires the Company to have an audit committee consisting of at least three independent directors, and as a result of the resignation, the Company currently has two independent directors on its Audit Committee.
    The letter from NASDAQ stated that the Company will be provided a cure period, consistent with Marketplace Rule 4350(d)(4), until the earlier of the Company's next annual shareholders meeting or February 14, 2007, in order to regain compliance. Until the Company has regained compliance, NASDAQ will broadcast an indicator over its market data dissemination network noting the Company's non-compliance. The Company intends to add an independent director to serve on the Audit Committee during the cure period.

    OraLabs, Inc. manufactures Ice Drops(R) brands oral care products; Sour Zone(TM) brands sour products; and Lip Rageous(R), Lip Naturals(R), Chap Ice(R), Extra Lip Moisturizer, Leashables(R), Chapgrip(R), Soothe & Shine(R) brands of lip balm. The product line includes breath drops and sprays, sour drops and sprays, lip balms and a variety of private label products. The Company distributes 5HTP, as its only dietary supplement; additionally the Company distributes Sanell (TM) hand sanitizer and Eyelieve (TM) sterile eye products. The Company's products are currently sold in the USA nationally as well as numerous foreign countries. The products are sold through wholesale distributors as well as by direct sale to mass retailers, grocery stores, convenience stores and drug stores.

    Forward-Looking and Cautionary Statements

    Except for historical information and discussions contained herein, statements included in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties, and other factors that could cause results to differ materially, as discussed in the Company's filings with the Securities and Exchange Commission.

    CONTACT: OraLabs Holding Corp.
             Gary Schlatter 303-783-9499
             gschlatter@oralabs.com